Dean Heller                    STATE OF NEVADA            Telephone 702.687.5203
Secretary of State     OFFICE OF THE SECTRETARY OF STATE        Fax 702.687.3471
                           101 N. CARSON ST., STE. 3            Web site http://
                         CARSON CITY, NEVADA 89701-4786          sos.state.nv.us



              Certificate of Amendment to Articles of Incorporation
                         For Profit Nevada Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                              -Remit in Duplicate-



1.   Name of corporation: e-Net Financial Corporation

2. The articles have been amended as follows (provide article number is available):_____________________

          Article II is hereby amended to read as follows:
          The name of this corporation is e-Net.Com Corporation


6 The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power , or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions or the articles of incorporation have voted in favor of the amendment is _____________.



7    Signatures


/s/ Michael Roth                                      /s/ Jean Oliver
----------------                                      ---------------
Michael Roth, President                               Jean Oliver, Secretary



                                   JAN 18 '00

                                 STATE OF NEVADA
                               Secretary of State
                        I hereby certify that this is a
                           true and complete copy of
                       the document filed in this office


                                 /s/ DEAN HELLER
                                 ---------------
                         Dean Heller Secretary of State

                                      SEAL